Exhibit 99.1
Mt. Pleasant, Michigan, August 26, 2011- Richard Barz, Chief Executive Officer of Isabella Bank Corporation (ISBA), announced today that the Corporation’s Board of Directors, at its regular meeting held on August 24, 2011, declared a third quarter cash dividend of $0.19 per share. The dividend will be payable on September 28, 2011 to shareholders of record as of September 23, 2011. This cash dividend represents a 5.56% increase when compared to the third quarter dividend of 2010.
For more information about Isabella Bank Corporation, visit the Investor Relations link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQB tier of the OTC Markets Group, Inc.’s electronic quotation system (www.pinksheets.com) under the symbol ISBA.